Exhibit 99.1
CONTACTS:
Tapestry, Inc.
Analysts and Investors:
Christina Colone
Global Head of Investor Relations
212/946-7252
ccolone@tapestry.com
Media:
Jennifer Leemann
Global Head of Communications
212/631-2797
jleemann@tapestry.com

TAPESTRY, INC. APPOINTS MATT MADRIGAL
TO BOARD OF DIRECTORS

New York, April 6, 2026 – Tapestry, Inc. (NYSE: TPR), a house of iconic accessories and lifestyle brands, today announced that Matt Madrigal, Chief Technology Officer of Pinterest, Inc. (NYSE: PINS), has been appointed to the Company’s Board of Directors effective immediately.  The appointment of Mr. Madrigal brings the Board’s membership to eleven, including ten independent directors.

“We are pleased to welcome Matt to Tapestry’s Board. His expertise across technology and customer experience at scale will be instrumental in driving our Amplify growth agenda,” said Joanne Crevoiserat, Chief Executive Officer of Tapestry, Inc. “I look forward to partnering with him as we continue to build emotional connections with the next generation of consumers around the world and deliver durable, compounding growth.”

Anne Gates, Chair of the Board of Tapestry, Inc., added, “Matt’s deep technical expertise and proven track record of scaling global consumer platforms will bring valuable perspective to the Board as we advance Tapestry’s growth strategy and drive long-term shareholder value. We are delighted to welcome him to the Board.”

10 HUDSON YARDS, NEW YORK, NY 10001 TELEPHONE 212 594 1850  FAX 212 594 1682  WWW.TAPESTRY.COM

Matt Madrigal is the Chief Technology Officer of Pinterest, Inc., a visual search and discovery platform with more than 600 million monthly active users worldwide. In this role, he oversees engineering, product, design, and platform for the Company. Mr. Madrigal brings deep expertise at the intersection of technology, e-commerce, and consumer behavior, with particular insight into how younger consumers, including Gen Z, discover inspiration, engage with brands, and shop in digital environments.

Upon his appointment, Matt Madrigal said, “I’m honored to join Tapestry’s Board at a time when AI is transforming how brands connect with consumers. Tapestry’s ability to build brands, inspire creativity and self-expression, and operate with discipline at scale sets it apart. I look forward to contributing my experience as the Company continues to drive innovation to deepen consumer engagement and deliver sustainable growth and long-term shareholder returns.”

Matt Madrigal Biography
Matt Madrigal is Chief Technology Officer of Pinterest, leading the product and engineering teams that shape user experiences and machine learning systems behind one of the world’s leading visual search and discovery platforms.  Prior to Pinterest, Mr. Madrigal was Vice President and General Manager of Merchant Shopping at Google, where he led the product and engineering teams that power Google Shopping. He previously served as Chief Technology and Product Officer at Fanatics.  Prior to Fanatics, Mr. Madrigal was the SVP of eCommerce & Marketing for Williams-Sonoma, Inc. He also spent eight years leading product and engineering for eBay’s growth marketing and onsite advertising technology platforms. He holds a B.S. from the University of California, Berkeley and began his career at Accenture and KANA Software.

About Tapestry, Inc.
Our global house of iconic accessories and lifestyle brands unites the magic of Coach and kate spade new york. Together, we stretch what’s possible – advancing brands further than they could go alone, expanding their reach to new geographies and generations. Inspired by our consumers, we create experiences and products that build lasting brand love and elevate everyday life. To learn more about Tapestry, please visit www.tapestry.com. For important news and information regarding Tapestry, visit the Investor Relations section of our website at www.tapestry.com/investors. In addition, investors should continue to review our news releases and filings with the SEC. We use each of these channels of distribution as primary channels for publishing key information to our investors, some of which may contain material and previously non-public information. The Company’s common stock is traded on the New York Stock Exchange under the symbol TPR.

This information made available in this press release may contain forward-looking statements based on management's current expectations. Forward-looking statements include, but are not limited to, the statements regarding long-term performance and statements that can be identified by the use of forward-looking terminology such as "may," “can,” “if,” "continue," “project,” “assumption,” "should," "expect," “confidence,” “goals,” “trends,” “anticipate,” "intend," "estimate," “on track,” “future,” “well positioned to,” “plan,” “potential,” “vision,” “position,” “deliver,” “believe,” “seek,” “see,” “will,” “would," “uncertain,” “achieve,” “strategic,” “growth,” “target,” "guidance," "forecast," “outlook,” “commit,” “innovation,” “drive,” “leverage,” “generate,” “enhance,” “effort,” “progress,” “confident,” “amplify,” “we can stretch what’s possible,” similar expressions, and variations or negatives of these words. They include, without limitation, statements regarding future anticipated capital expenditures. Future results may differ materially from management's current expectations, based upon a number of important factors, including risks and uncertainties such as the impact of international trade disputes and the risks associated with potential changes to international trade agreements, including the imposition or threat of imposition of new or increased tariffs or retaliatory tariffs implemented by countries where our manufacturers are located as well as the imposition of additional duties on the products we import, economic conditions, recession and inflationary measures, risks associated with operating in international markets, including currency fluctuations and changes in economic or political conditions in the markets where we sell or source our products, the ability to anticipate consumer preferences and retain the value of our brands and respond to changing fashion and retail trends in a timely manner, including our ability to execute on our e-commerce and digital strategies, the impact of tax and other legislation, the ability to successfully implement the initiatives under our 2028 Amplify growth strategy, the effect of existing and new competition in the marketplace, our ability to successfully identify and implement any sales, acquisitions or strategic transactions on attractive terms or at all, our ability to achieve intended benefits, cost savings and synergies from acquisitions, our ability to control costs, the effect of seasonal and quarterly fluctuations on our sales or operating results; the risk of cybersecurity threats and privacy or data security breaches, our ability to satisfy our outstanding debt obligations or incur additional indebtedness, the risks associated with climate change and other corporate responsibility issues, our ability to protect against infringement of our trademarks and other proprietary rights, and the impact of pending and potential future legal proceedings, etc. Please refer to the Company’s latest Annual Report on Form 10-K and its other filings with the Securities and Exchange Commission for a complete list of risks and important factors. The Company assumes no obligation to revise or update any such forward-looking statements for any reason, except as required by law.

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